Exhibit 10.9

EXECUTION VERSION

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 17th day of February, 2026, by and between MACQUARIE INFRASTRUCTURE INCOME OPPORTUNITIES FUND, a Delaware statutory trust (the “Company”), and MACQUARIE WEALTH ADVISERS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that intends to elect to be regulated as a business development company (such election, the “BDC Election”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Company has retained the Adviser to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory agreement, dated December 16, 2025, entered between the Company and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Company and the Adviser have determined that it is appropriate and in the best interests of the Company that the Adviser may elect to pay a portion of the Company’s expenses from time to time, which the Company will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Company

(a) At such times as the Adviser determines, the Adviser may elect to pay certain expenses of the Company on the Company’s behalf (each such payment, an “Expense Payment”. In making an Expense Payment, the Adviser will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of an Expense Payment will be used to pay any interest expense or distribution and/or servicing fees of the Company.

(b) The Company’s right to receive an Expense Payment shall be an asset of the Company upon the Adviser committing in writing to pay the Expense Payment pursuant to a notice substantially in the form of Appendix A. Any Expense Payment that the Adviser has committed to pay shall be paid by the Adviser to or on behalf of the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Adviser or its affiliates.

2.	Reimbursement of Expense Payments by the Company

(a) Effective as of the BDC Election, following any calendar month in which Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s shareholders based on distributions declared with respect to record dates occurring in such calendar month (the amount of such excess being hereinafter referred to as “Excess Operating Funds”), the Company shall pay such Excess Operating Funds, or a portion thereof, as applicable, in accordance with Sections 2(b) and 2(c), to the Adviser until such time as all Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of such calendar month have been reimbursed; provided that for any Expense Payments made by the Adviser to or on behalf of the Company prior to the BDC Election, the relevant period shall be within three years of the BDC Election. Any payments required to be made by the Company pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.” For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b) The amount of the Reimbursement Payment for any calendar month shall equal the lesser of (i) the Excess Operating Funds in such month and (ii) the aggregate amount of all Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of such calendar month that have not been previously reimbursed by the Company to the Adviser; provided that the Adviser may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar month, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future months pursuant to the terms of this Agreement, and further provided that for any Expense Payments made by the Adviser to or on behalf of the Company prior to the BDC Election, the relevant period shall be within three years of the BDC Election.

(c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any calendar month shall be made if: (1) the Effective Rate of Distributions Per Share declared by the Company at the time of such proposed Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, or (2) the Fund’s Operating Expense Ratio at the time of such proposed Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relates. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and/or shareholder servicing fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses (as defined below), less organizational and offering expenses, base management and incentive fees owed to the Adviser, shareholder servicing and/or distribution fees, and interest expense, by the Company’s net assets. “Operating Expenses” means all of the Company’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(d) The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar month, except to the extent the Adviser has waived its right to receive such payment for such calendar month. In connection with any Reimbursement Payment, the Company may deliver a notice substantially in the form of Appendix A. The Reimbursement Payment for any calendar month shall be paid by the Company to the Adviser in any combination of cash or other immediately available funds as promptly as possible following such calendar month and in no event later than forty-five days after the end of such calendar month.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to or on behalf of the Company within three years prior to the last business day of the calendar month in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a) This Agreement shall become effective as of the date of this Agreement.

(b) This Agreement may be terminated, without the payment of any penalty, by the Company or the Adviser at any time, with or without notice.

(c) This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Investment Advisory Agreement; (ii) a determination by the board of trustees of the Company to dissolve or liquidate the Company; or (iii) upon a quotation or listing of the Company’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company’s assets to, or a merger or other liquidity transaction with, an entity in which the Company’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Adviser.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. For the avoidance of doubt, a person’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement. Any party executing and delivering this Agreement by an Electronic Signature further agrees to take any and all reasonable additional actions, if any, evidencing its intent to be bound by the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

MACQUARIE INFRASTRUCTURE INCOME OPPORTUNITIES FUND

By:	/s/ Harlan Cherniak
Name:	Harlan Cherniak
Title:	Chief Executive Officer

By:	/s/ Benjamin Taylor
Name:	Benjamin Taylor
Title:	Vice President

MACQUARIE WEALTH ADVISERS, LLC

By:	/s/ Alex Lee
Name:	Alex Lee
Title:	President

[Signature Page to Expense Support and Conditional Reimbursement Agreement]

Appendix A

Form of Notice of Expense Payment or Reimbursement Payment

☐ Expense Payment

Expense Payment Effective Date: __________________________________

Expense Payment Amount:

Organizational Expense: _____________________________________

Offering Expense: __________________________________

Management Fee: __________________________________

Incentive Fee: __________________________________

Other: __________________________________

Total: __________________________________

All Expense Payments are subject to reimbursement pursuant to the terms of the Agreement.

☐ Reimbursement Payment

Reimbursement Payment Effective Date:

Reimbursement Payment Amount:

Organizational Expense: ____________________________________

Offering Expense: ____________________________________

Management Fee: ____________________________________

Incentive Fee: ____________________________________

Other: ____________________________________

Total: ____________________________________